AMENDMENT NO. 4 TO
AMENDED AND RESTATED BYLAWS
OF AIM GROWTH SERIES
Adopted effective April 30, 2010
The Amended and Restated Bylaws of AIM Growth Series (the “Trust”), adopted effective September 14, 2005, (the “Bylaws”), are hereby amended as follows:
1.	AIM Growth Series is now named AIM Growth Series (Invesco Growth Series).

2.	All references to AIM Growth Series in the Bylaws are hereby deleted and replaced with AIM Growth Series (Invesco Growth Series).